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                                                                    EXHIBIT 3.77
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               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      FOR
                        ORGANIC WASTE TECHNOLOGIES, INC.
                           (Pursuant to Section 245)
                     (Originally incorporated July 5, 1989)

                                   ARTICLE I
                                      NAME

                        The name of the corporation is:

                        ORGANIC WASTE TECHNOLOGIES, INC.

                                   ARTICLE II
                     REGISTERED OFFICE AND REGISTERED AGENT

     The address for the corporation's registered office in the State of Delaware is 1209 Orange Sweet, Wilmington, New Castle County, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III
                                    PURPOSES

     The purposes for which the corporation is organized are:

     To transact any business and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as amended, or which may be authorized in the future by amendment thereto.

                                   ARTICLE IV
                                 CAPITAL STOCK

     Capitalization.  The corporation shall have the authority to issue Four
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Million Six Hundred Fifty-Eight Thousand Five Hundred Nineteen (4,658,519)
shares, all of which shall be designated Common Stock, par value $.0l per share (the "Common Stock"). Fully paid stock of this corporation of any class shall not be liable for further call or assessment. The authorized shares of each class shall be issued at the discretion of the Directors. Each share of Common Stock shall be equal to every other share of Common Stock. Each outstanding share of Common Stock of the corporation shall be entitled to one vote on each matter submitted to a vote at the meeting of the stockholders. Each holder of shares of Common Stock shall be entitled to vote his or its shares in person or by proxy, executed in writing by such stockholder, or by his duly authorized attorney-in-fact. At each election of directors, every stockholder entitled to vote in such election shall have the right to vote, in person or by proxy, the number of shares owned by him or it for as many persons as there are Directors to be elected and for whose election he or it
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has the right to vote, but the stockholder shall have no right to accumulate his or its votes with regard to such election.

                                   ARTICLE V

                     Article V is intentionally left blank.

                                   ARTICLE VI

                    Article VI is intentionally left blank.

                                  ARTICLE VII

            The period of duration of the corporation is perpetual.

                                  ARTICLE VIII
                             ELECTION OF DIRECTORS

     Elections of directors of the corporation need not be by written ballot unless the By-Laws of the corporation shall so provide.

                                   ARTICLE IX
                            MEETINGS OF SHAREHOLDERS

     Meetings of shareholders of the corporation may be held within or outside of the State of Delaware, as the By-Laws of the corporation may provide.

                                   ARTICLE X
                        PERSONAL LIABILITY OF DIRECTORS

     The corporation eliminates the personal liability of each member of its board of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty a director, provided that the foregoing shall not eliminate the liability of a director (i) for any breach of such director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code or (iv) for any transaction from which such director derived an improper personal benefit.

                                   ARTICLE XI
                                INDEMNIFICATION

     (a) The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise,

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against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     (b) The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that any person described in subsection (a) and (b) of this Article XI has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in said subsections, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith

     (d) Any indemnification under subsections (a) and (b) of this Article XI (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (a) and (b) of this Article XI. Such determination shall be made: (1) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     (e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such

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action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall be ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in this Article XI. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article XI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

     (g) The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Article XI.

     (h) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article XI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (i) If any word, clause or provision of this Article XI or any aware made hereunder shall for any reason be determined to be invalid, the provisions hereof, shall not otherwise be affected thereby but shall remain in full force and effect.

     (j) The intent of this Article XI is to provide for the indemnification and advancement of expenses to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware. To the extent that such Section or any successor section may be amended or supplemented from time to time, this Article XI shall be amended automatically and construed so as to permit indemnification and advancement of expenses to the fullest extent from time to time permitted by law.

                                  ARTICLE XII
                                   AMENDMENTS

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the Delaware statutes, and all rights conferred upon shareholders herein are granted subject to this reservation.

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